Exhibit 99.2
ParkerVision’s Written Response to Bill Alpert of Barron’s

November 29, 2007

Mr. Bill Alpert
Barrons

Dear Mr. Alpert,

Thank you for your interest in ParkerVision. Although I am unavailable for an interview, I did want to take a moment to provide you some background on the company which may correct some of your misconceptions and also provide some context and clarity to the questions you posed in writing.

To start, ParkerVision designs, develops and markets wireless radio-frequency technologies. We have a transmit technology named d2p™, or direct to power, which takes data directly from baseband processors and in a single unified architecture creates RF carriers at the prescribed RF power level. This technology embodies what is currently done today by the use of a separate RF transmitter and a separate RF power amplifier. Our technology should not be confused with or compared to a traditional RF PA. We also have a receiver technology, d2d™, or direct to data, which takes a RF signal from the antenna and demodulates it to baseband DATA in a single direct conversion step. Our business model is one of licensing the technology, although we do have an internal chip development program for purposes of providing prototype chips as proofs of concept.

We are currently focused on marketing our d2p technology to the mobile handset providers and their key IC suppliers. Our recent AeA presentation which is available on our website, www.parkervision.com includes slides that describe our technology and some of its salient benefits.

Our solution provides benefits in size, cost and efficiency (ie: increased talk times) that represent measurable improvement over competing solutions that we are aware of, particularly for 3G and beyond cellular standards where more complex waveforms create additional design challenges. We have spent a substantial amount of time developing relationships with mobile handset providers, cellular IC suppliers and network carriers and, as we stated in our 3rd quarter conference call earlier this month, we believe that we will successfully secure our first commercial relationship in this market within the next few months.

We did announce in May of this year a licensing and engineering services agreement with ITT Corporation for the development and license of our d2p technology. Under the confidentiality provisions of the agreement, we are not able to provide specific detail with regard to the development program, ITT’s product plans, specific deliverables or product development timelines. However, as we stated in our 3rd quarter conference call, our relationship with ITT is ongoing.

We currently have 44 US and 52 foreign patents issued. Most of these patents relate to our receiver technology. Our receiver technology is categorically considered direct conversion. Direct conversion approaches have existed for decades. Our patents cover our unique methods and apparatus for implementing direct conversion receivers. As I stated above, our current market focus is on our transmit chain (d2p) technology. Our first d2p specific patent issued in the first quarter of 2007 and we expect additional d2p patents to follow in the upcoming year. With the issuance of these patents, we now feel that our intellectual property is adequately protected and we are in a position to begin to provide technical presentations at technical industry conferences and we expect to do so over the upcoming year. This effort will be supplemented with an update to our website in the near future that will incorporate additional technical data on our technologies and their implementations.

In your email, you asked specific questions about the company’s relationship with the Banca del Gottardo. As you can see from our public filings, the Banca del Gottardo purchased PRKR common stock in two separate private placement offerings in 1996 and 1997 and through 2005 was reported in our proxy as a >5% shareholder. I have never seen the Banca del Gottardo’s no action letter to the SEC so I am unable to comment on its contents. As far as your question regarding ParkerVision executives’ maintaining private accounts with the Banca del Gottardo, I find the question highly inappropriate. However, let me reassure you that neither myself nor Mr. Sorrells have now, or in the past, ever maintained private accounts with the Banca del Gottardo. In fact, my PRKR stock has never been held in account but rather has always been held in my direct possession.

I hope that this provides you some guidance with regard to your questions about the company and I will gladly meet with you at some future point to further discuss our technology and business development strategies.

Sincerely,

Jeffrey Parker
CEO